Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                Mark Nogal
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate’s Strategic Actions Increase Growth and Returns

NORTHBROOK, Ill., May 5, 2021 – The Allstate Corporation (NYSE: ALL) today reported financial results for the first quarter of 2021.

The Allstate Corporation Consolidated Highlights
	Three months ended March 31,
($ in millions, except per share data and ratios)	2021	2020	% / pts Change
Consolidated revenues	$12,451	$9,866	26.2
Net (loss) income applicable to common shareholders	(1,408)	513	NM
per diluted common share	(4.60)	1.59	NM
Adjusted net income*	1,871	1,202	55.7
per diluted common share*	6.11	3.73	63.8
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders	15.1%	18.0%	(2.9)
Adjusted net income*	23.2%	17.5%	5.7
Book value per common share	81.08	69.67	16.4
Property-Liability combined ratio
Recorded	83.3	84.8	(1.5)
Underlying combined ratio*	77.1	82.1	(5.0)
Catastrophe losses	590	211	179.6
Total policies in force (in thousands)	182,912	151,622	20.6
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
NM = not meaningful

“Allstate increased our customer base and generated excellent returns this quarter, reflecting strong operating results, the acquisition of National General and divestitures of the life and annuity businesses,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Personal property-liability premiums earned and policies in force increased by 11.4% and 12.1% from the prior year, respectively. Revenues from the Protection Services segment increased by 21.6% from 2020, reflecting continued expansion of Allstate Protection Plans. The announced divestitures of the life and annuity businesses generated a $4.0 billion loss, which resulted in a net loss for the quarter of $1.4 billion. Adjusted net income*, however, was $1.9 billion, or $6.11 per common share, for the quarter, representing a 23.2% return on equity over the last twelve months.

“Our long-term approach to investing, reinsurance and building a digital insurer is creating shareholder value and positively impacted results this quarter,” continued Wilson. “Total investment income increased by 188% ($708 million) as performance-based income rebounded from last year’s first quarter loss. Gross catastrophe losses of $1.67 billion for the quarter were nearly eight times greater than 2020 but were offset by $1.08 billion of reinsurance and subrogation recoveries. The Transformative Growth plan to increase property-liability market share is also progressing, with higher new business sales in the Allstate brand, driven by the direct channel. Last year’s cost reductions also enabled us to improve customer value while achieving an 83.3 combined ratio for the quarter,” concluded Wilson.

First Quarter 2021 Results

•Total revenues of $12.5 billion in the first quarter of 2021 increased 26.2% compared to the prior year quarter, primarily reflecting the acquisition of National General. Higher earned premiums from Protection Services, increased performance-based investment income and net realized capital gains also contributed to revenue growth in the quarter.

•Net loss applicable to common shareholders was $1.4 billion in the first quarter of 2021, compared to net income of $513 million in the first quarter of 2020. This was driven by the previously announced agreements to sell Allstate Life Insurance Company and Allstate Life Insurance Company of New York, which generated an aggregate net loss of approximately $4 billion in the quarter.

•Adjusted net income* of $1.9 billion, or $6.11 per diluted share, increased $669 million compared to the prior year quarter, reflecting increased underwriting income and higher net investment income.

Property-Liability Results
	Three months ended March 31,
($ in millions, except ratios)	2021	2020	% / pts Change
Premiums written	$9,768	$8,592	13.7%
Allstate Brand	8,421	8,370	0.6
National General	1,347	222	NM

Underwriting income	1,657	1,348	22.9
Allstate Brand	1,515	1,336	13.4
National General	138	14	NM

Recorded combined ratio	83.3	84.8	(1.5)
Allstate Protection auto	80.5	89.3	(8.8)
Allstate Protection homeowners	88.8	71.5	17.3

Underlying combined ratio*	77.1	82.1	(5.0)
Allstate Protection auto	80.1	88.7	(8.6)
Allstate Protection homeowners	67.7	62.4	5.3

•Property-Liability written premium of $9.8 billion increased 13.7% in the first quarter of 2021 compared to the prior year quarter, primarily driven by the acquisition of National General. Allstate brand written premium increased 0.6% to $8.4 billion. The recorded combined ratio of 83.3 in the first quarter of 2021 generated underwriting income of $1.7 billion, an increase of $309 million compared to the prior year quarter. Income increased primarily due to the addition of National General results and lower auto insurance losses in the Allstate brand, partially offset by higher catastrophe losses.

◦The underlying combined ratio* of 77.1 for the first quarter of 2021 was 5.0 points below the prior year quarter, reflecting lower non-catastrophe losses and an improved underwriting expense ratio.

◦The expense ratio of 23.2 decreased 2.5 points compared to the prior year quarter, due to the absence of Shelter-in-Place payments made in 2020 and cost reductions to improve customer value, partially offset by increased advertising. The expense ratio excluding Coronavirus-related expenses, restructuring charges and the amortization of purchased intangibles associated with the acquisition of National General was 22.8, an improvement of 0.5 points compared to the prior year quarter.

◦Allstate Protection auto insurance net written premium increased 12.9% and policies in force increased 14.1% compared to the prior year quarter, driven by the acquisition of National General. Allstate brand net written premium declined slightly, primarily due to lower average premiums from approved rate decreases. This more than offset new issued applications growth, primarily in the direct channel, driven by increased advertising and higher conversion rates.

The recorded combined ratio of 80.5 in the first quarter of 2021 was 8.8 points below the prior year quarter, and the underlying combined ratio* of 80.1 was 8.6 points below the prior year quarter, primarily due to decreased accident frequency and a lower expense ratio, partially offset by higher claim severity.

◦Allstate Protection homeowners insurance net written premium grew 20.3% and policies in force increased 7.6% compared to the first quarter of 2020, due to the acquisition of National General and growth of Allstate brand policies. Allstate brand net written premium increased 5.0% compared to the prior year quarter, driven by higher average premiums and new issued application growth.

The recorded combined ratio of 88.8 in the first quarter of 2021 was 17.3 points higher than the first quarter of 2020, primarily driven by increased catastrophe losses, partially offset by favorable prior year catastrophe reserve reestimates from reinsurance and subrogation recoveries, and increased premiums earned. The underlying combined ratio* of 67.7 was 5.3 points higher than the prior year quarter, reflecting the inclusion of National General’s results and higher non-catastrophe losses.

Protection Services Results
	Three months ended March 31,
($ in millions)	2021	2020	% / $ Change
Total revenues (1)	$552	$454	21.6%
Allstate Protection Plans	275	219	25.6
Allstate Dealer Services	123	117	5.1
Allstate Roadside	59	60	(1.7)
Arity	64	30	113.3
Allstate Identity Protection	31	28	10.7
Adjusted net income (loss)	$49	$37	$12
Allstate Protection Plans	45	34	11
Allstate Dealer Services	8	7	1
Allstate Roadside	4	2	2
Arity	2	(3)	5
Allstate Identity Protection	(10)	(3)	(7)
(1) Excludes realized capital gains and losses

•Protection Services revenues increased to $552 million in the first quarter of 2021, 21.6% higher than the prior year quarter. Adjusted net income of $49 million increased by $12 million compared to the prior year quarter, primarily due to profitable growth at Allstate Protection Plans.
◦Allstate Protection Plans revenue of $275 million increased $56 million, or 25.6%, compared to the prior year quarter, reflecting increased policies in force. Adjusted net income of $45 million in the first quarter of 2021 was $11 million higher than the prior year quarter, driven by higher revenue from new business.

◦Allstate Dealer Services revenue of $123 million was 5.1% higher than the first quarter of 2020, driven by higher earned premium. Adjusted net income of $8 million in the first quarter was $1 million higher than the prior year quarter.

◦Allstate Roadside revenue of $59 million in the first quarter of 2021 decreased 1.7% compared to the first quarter of 2020. Adjusted net income of $4 million in the first quarter was $2 million favorable to the prior year quarter.

◦Arity revenue of $64 million was $34 million higher than the first quarter of 2020, primarily driven by the inclusion of Transparent.ly and LeadCloud as a result of the National General acquisition. Adjusted net income of $2 million in the first quarter of 2021 improved $5 million compared to the prior year quarter.

◦Allstate Identity Protection revenue of $31 million in the first quarter of 2021 increased 10.7% compared to the prior year quarter. Adjusted net loss of $10 million in the first quarter of 2021 was $7 million below the prior year quarter, primarily due to restructuring charges related to a facility closure.

Allstate Health and Benefits Results
	Three months ended March 31,
($ in millions)	2021	2020	% Change
Premiums and contract charges	455	282	61.3
Employer voluntary benefits	263	282	(6.7)
Group health	83	—	NM
Individual accident and health	109	—	NM
Adjusted net income	65	24	170.8

•Allstate Health and Benefits premiums and contract charges increased 61.3% compared to the prior year quarter, primarily due to the addition of group health and individual accident and health businesses following the acquisition of National General. Employer voluntary benefits premiums and contract charges declined 6.7%, driven by lower premiums primarily due to economic impacts from the Coronavirus and a reduction in policies in force. Adjusted net income of $65 million in the first quarter of 2021 increased by $41 million compared to the first quarter of 2020, primarily due to the addition of National General.

Allstate Investment Results
	Three months ended March 31,
($ in millions, except ratios)	2021	2020	$ / pts Change
Net investment income	$708	$246	462
Market-based investment income (1)	354	360	(6)
Performance-based investment income (1)	378	(86)	464
Realized capital gains (losses)	426	(162)	588
Change in unrealized net capital gains and losses, pre-tax	(1,374)	(1,125)	NM
Total return on investment portfolio	(0.2)%	(2.1)%	1.9
Total return on investment portfolio (trailing twelve months)	8.8%	3.9%	4.9
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

•Allstate Investments $60.1 billion portfolio generated net investment income of $708 million in the first quarter of 2021, an increase of $462 million from the prior year quarter, driven by higher performance-based income.

◦Market-based investment income totaled $354 million in the first quarter of 2021, a decrease of $6 million, or 1.7%, compared to the prior year quarter due to lower interest-bearing reinvestment yields, partially offset by higher average invested assets.

◦Performance-based investment income totaled $378 million in the first quarter of 2021, an increase of $464 million compared to the prior year quarter. The increase primarily reflects higher private equity investment valuations and sales of underlying investments in the quarter.
◦Net realized capital gains were $426 million in the first quarter of 2021, compared to losses of $162 million in the prior year quarter, primarily due to gains on sales of fixed income securities and real estate and higher equity valuations.
◦Unrealized net capital gains decreased $1.4 billion from the prior year-end as increases in rates resulted in lower fixed income valuations.
◦Total return on the investment portfolio was (0.2%) for the first quarter of 2021.

•In the first quarter of 2021, the assets and liabilities of Allstate Life Insurance Company and Allstate Life Insurance Company of New York were reclassified as held for sale with results presented as discontinued operations. This includes $36.8 billion of assets and $33.4 billion of liabilities. Discontinued operations generated $205 million of income in the first quarter, excluding the $4 billion loss on disposition, primarily driven by higher performance-based income.

Proactive Capital Management

“Allstate continues to generate strong returns on capital, invest in growth and return significant cash to shareholders,” said Mario Rizzo, Chief Financial Officer. “Adjusted net income return on equity* of 23.2% for the last 12 months improved 5.7 points compared to the prior year quarter due to excellent operating results and the divestitures of Allstate Life Insurance Company and Allstate Life Insurance Company of New York. In the first quarter, Allstate returned $765 million to shareholders through a combination of $601 million in share repurchases and $164 million in common share dividends. In February, we announced a quarterly dividend of $0.81, an increase of 50%, reflecting our growth strategy and sustainable earnings potential,” concluded Rizzo.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, May 6. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	March 31, 2021	December 31, 2020
Assets
Investments:
Fixed income securities, at fair value (amortized cost, net $39,437 and $40,034)	$40,594	$42,565
Equity securities, at fair value (cost $2,655 and $2,740)	3,154	3,168
Mortgage loans, net	902	746
Limited partnership interests	6,367	4,563
Short-term, at fair value (amortized cost $6,017 and $6,807)	6,017	6,807
Other, net	3,042	1,691
Total investments	60,076	59,540
Cash	709	311
Premium installment receivables, net	7,921	6,463
Deferred policy acquisition costs	4,129	3,774
Reinsurance and indemnification recoverables, net	9,645	7,215
Accrued investment income	347	371
Property and equipment, net	1,002	1,057
Goodwill	3,350	2,369
Other assets, net	5,803	2,756
Assets held for sale	36,829	42,131
Total assets	$129,811	$125,987
Liabilities
Reserve for property and casualty insurance claims and claims expense	$31,414	$27,610
Reserve for future policy benefits	1,219	1,028
Contractholder funds	878	857
Unearned premiums	18,177	15,946
Claim payments outstanding	951	957
Deferred income taxes	493	382
Other liabilities and accrued expenses	8,508	7,840
Long-term debt	7,996	7,825
Liabilities held for sale	33,383	33,325
Total liabilities	103,019	95,770
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 81.0 thousand shares issued and outstanding, $2,025 aggregate liquidation preference; $.01 par value, 8.0 million shares authorized, 200.0 thousand shares issued and outstanding, $200 aggregate liquidation preference for $200 in 2021	2,170	1,970
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 300 million and 304 million shares outstanding	9	9
Additional capital paid-in	3,596	3,498
Retained income	51,107	52,767
Treasury stock, at cost (600 million and 596 million shares)	(31,886)	(31,331)
Accumulated other comprehensive income:
Other unrealized net capital gains and losses	2,143	3,860
Unrealized adjustment to DAC, DSI and insurance reserves	(463)	(680)
Total unrealized net capital gains and losses	1,680	3,180
Unrealized foreign currency translation adjustments	27	(7)
Unamortized pension and other postretirement prior service credit	116	131
Total accumulated other comprehensive income	1,823	3,304
Total Allstate shareholders’ equity	26,819	30,217
Noncontrolling interest	(27)	—
Total equity	26,792	30,217
Total liabilities and equity	$129,811	$125,987

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended March 31,
	2021	2020

Revenues
Property and casualty insurance premiums	$10,307	$9,235
Accident and health insurance premiums and contract charges	455	282
Other revenue	555	265
Net investment income	708	246
Realized capital gains (losses)	426	(162)
Total revenues	12,451	9,866

Costs and expenses
Property and casualty insurance claims and claims expense	6,043	5,341
Shelter-in-Place Payback expense	—	210
Accident and health insurance policy benefits	233	141
Interest credited to contractholder funds	9	9
Amortization of deferred policy acquisition costs	1,523	1,365
Operating costs and expenses	1,731	1,338
Pension and other postretirement remeasurement (gains) losses	(310)	318
Restructuring and related charges	51	4
Amortization of purchased intangibles	53	28
Interest expense	86	81
Total costs and expenses	9,419	8,835

Income from operations before income tax expense	3,032	1,031

Income tax expense	626	194

Net income from continuing operations	2,406	837

Loss from discontinued operations, net of tax	(3,793)	(288)

Net (loss) income	(1,387)	549

Less: Net loss attributable to noncontrolling interest	(6)	—

Net (loss) income attributable to Allstate	(1,381)	549

Less: Preferred stock dividends	27	36

Net (loss) income applicable to common shareholders	$(1,408)	$513

Earnings per common share applicable to common shareholders
Basic
Continuing operations	7.88	2.52
Discontinued operations	(12.53)	(0.90)
Total	(4.65)	1.62

Diluted
Continuing operations	7.78	2.48
Discontinued operations	(12.38)	(0.89)
Total	(4.60)	1.59

Weighted average common shares – Basic	302.5	317.4
Weighted average common shares – Diluted	306.4	322.4

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income (loss) applicable to common shareholders, excluding:
◦realized capital gains and losses, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in adjusted net income,
◦pension and other postretirement remeasurement gains and losses,
◦business combination expenses and the amortization or impairment of purchased intangibles,
◦income or loss from discontinued operations,
◦adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years, and
◦related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, pension and other postretirement remeasurement gains and losses, business combination expenses and the amortization or impairment of purchased intangibles, income or loss from discontinued operations and adjustments for other significant non-recurring, infrequent or unusual items and related tax expense or benefit of these items. Realized capital gains and losses, pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Business combination expenses and income or loss from discontinued operations are excluded because they are non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended March 31,
	Consolidated		Per diluted common share
	2021	2020	2021	2020
Net income (loss) applicable to common shareholders	$(1,408)	$513	$(4.60)	$1.59
Realized capital (gains) losses	(426)	162	(1.39)	0.50
Pension and other postretirement remeasurement (gains) losses	(310)	318	(1.01)	0.99
Reclassification of periodic settlements and accruals on non-hedge derivative instruments	1	—	—	—
Business combination expenses and the amortization of purchased intangibles	75	28	0.25	0.09
(Income) loss from discontinued operations	4,163	370	13.59	1.15
Income tax expense (benefit)	(224)	(189)	(0.73)	(0.59)
Adjusted net income *	$1,871	$1,202	$6.11	$3.73

Adjusted net income return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed above. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to the Allstate’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on Allstate common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on Allstate common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended March 31,
	2021	2020
Return on Allstate common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$3,540	$3,930
Denominator:
Beginning Allstate common shareholders’ equity (1)	$22,203	$21,488
Ending Allstate common shareholders’ equity (1)	24,649	22,203
Average Allstate common shareholders’ equity	$23,426	$21,846
Return on Allstate common shareholders’ equity	15.1%	18.0%

($ in millions)	For the twelve months ended March 31,
	2021	2020
Adjusted net income return on Allstate common shareholders’ equity
Numerator:
Adjusted net income *	$5,179	$3,687

Denominator:
Beginning Allstate common shareholders’ equity (1)	$22,203	$21,488
Less: Unrealized net capital gains and losses	530	972
Adjusted beginning Allstate common shareholders’ equity	21,673	20,516

Ending Allstate common shareholders’ equity (1)	24,649	22,203
Less: Unrealized net capital gains and losses	1,680	530
Adjusted ending Allstate common shareholders’ equity	22,969	21,673
Average adjusted Allstate common shareholders’ equity	$22,321	$21,095
Adjusted net income return on Allstate common shareholders’ equity *	23.2%	17.5%
_____________
(1) Excludes equity related to preferred stock of $2,170 million as of March 31, 2021, $1,970 million as of March 31, 2020 and $1,930 million as of March 31, 2019.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended March 31,
	2021	2020
Combined ratio	83.3	84.8
Effect of catastrophe losses	(6.0)	(2.4)
Effect of prior year non-catastrophe reserve reestimates	(0.1)	(0.3)
Effect of amortization of purchased intangibles	(0.1)	—
Underlying combined ratio*	77.1	82.1

Effect of prior year catastrophe reserve reestimates	(2.5)	(0.2)

Allstate Protection - Auto Insurance	Three months ended March 31,
	2021	2020
Combined ratio	80.5	89.3
Effect of catastrophe losses	(0.4)	(0.2)
Effect of prior year non-catastrophe reserve reestimates	0.2	(0.4)
Effect of amortization of purchased intangibles	(0.2)	—
Underlying combined ratio*	80.1	88.7

Effect of prior year catastrophe reserve reestimates	(0.3)	(0.2)

Allstate Protection - Homeowners Insurance	Three months ended March 31,
	2021	2020
Combined ratio	88.8	71.5
Effect of catastrophe losses	(20.7)	(9.0)
Effect of prior year non-catastrophe reserve reestimates	(0.2)	(0.1)
Effect of amortization of purchased intangibles	(0.2)	—
Underlying combined ratio*	67.7	62.4

Effect of prior year catastrophe reserve reestimates	(8.7)	(0.4)

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